EXHIBIT 3.1

Max Maxfield, WY Secretary of State
FILED: 05/02/2011 11:06 AM
ID: 2011-000600775

ARTICLES OF INCORPORATION
OF
SAFEDOX, INC.

ARTICLE I — NAME

The name of the corporation shall be “SafedoX, Inc.” (the “Corporation”).

ARTICLE II — REGISTERED OFFICE

The name of the initial resident agent and the street address of the initial registered office in the State of Wyoming where process may be served upon the Corporation is WyomingRegisteredAgent.com, Inc., 2510 Warren Avenue, Cheyenne, Wyoming 82001. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Wyoming. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Wyoming.

ARTICLE III — CAPITAL STOCK

Section 3.1.  Authorized Shares.  The aggregate number of shares which the Corporation shall have authority to issue is one hundred five million (105,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock”, with all of such shares having a par value of $.0001 per share.  The total number of shares of Common Stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is five million (5,000,000) shares.

Section 3.2.  Common Stock.

(a)           Dividend Rate.  Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the “Articles”) or the Wyoming Business Corporation Act, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b)           Voting Rights.  Except as otherwise provided by the Wyoming Business Corporation Act, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c)           Liquidation Rights.  In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)           No Conversion, Redemption, or Preemptive Rights.  The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e)           Consideration for Shares.  The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3.3.  Preferred Stock.

(a)           Designation.  The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b)           Certificate.  Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by law.

Section 3.4.  Non-Assessment of Stock.  The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE IV — DIRECTORS AND OFFICERS

Section 4.1.  Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The initial board of directors shall consist of at least one (1) and not more than seven (7) individuals. The number of directors may be changed from time to time within this range in such manner as shall be provided in the bylaws of the Corporation.

Section 4.2.  Initial Director.  The name and street address of the director constituting the initial board of directors is Manoj Patel, 16675 Catalonia Drive, Riverside, California 92504.

Section 4.3.  Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act. If the Wyoming Business Corporation Act is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended from time to time.

Section 4.4.  Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Wyoming or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

Section 4.5.  Repeal And Conflicts.  Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 above and any other Article of the Articles, the terms and provisions of Sections 3 or 4 above shall control.

ARTICLE V — VOTING ON CERTAIN TRANSACTIONS

Section 5.1.  Amendment of Articles.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles, in the manner now or hereafter prescribed by the Wyoming Business Corporation Act, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to: (a) Article III, (b) Sections 1, 3 and 4 of Article IV, or (c) this Article V without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of stock of the Corporation entitled to vote in the election of directors excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred, considered for the purposes of this section as one class.

Section 5.2.  Additional Vote Required.  Any affirmative vote required by this Article V shall be in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, the Articles, the resolutions of the board of directors providing for the issuance of such class or series and any agreement between the Corporation and any securities exchange or over-the-counter market upon which the Corporation's shares are listed or designated for trading.

IN WITNESS WHEREOF, these Articles of Incorporation have been executed this 25th day of April, 2011.

/s/ KEITH T. VOGT
Keith T. Vogt
President
WyomingRegisteredAgent.com, Inc.